EXHIBIT 10.9

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) dated as of the 31st day of August, 2024.

BETWEEN:

Lexaria Bioscience Corp. having an address at: 100 – 740 McCurdy Road, Kelowna, BC V1X 2P7

(“LBC”)

AND:

Richard Christopher of [xx]1

(the “Executive”)

WHEREAS LBC serves as the Nasdaq listed parent company of the following subsidiaries: Kelowna Management Services Corp. (“KMSC”), Poviva Corp. (“Poviva”), Lexaria CanPharm ULC (“CanPharm”), Lexaria Nicotine LLC (“Nicotine”), Lexaria Pharmaceutical Corp. (“Pharma”), Lexaria Hemp Corp. (“Hemp”), Lexaria CanPharm Holding Corp. (“Holding”), Lexaria Nutraceutical Corp. (“Nutra”) and such future subsidiary companies of LBC (“FutureCos”). Collectively LBC, KMSC, Poviva, CanPharm, Nicotine, Pharma, Hemp, Holding, Nutra and FutureCos are referred to herein as the “Company”.

WHEREAS, the Executive has expertise with acting in the capacity as a Chief Financial Officer, Vice President and Chief Operating Officer for US publicly listed companies in addition to expertise with investor relations, capital fund raising and the biotechnology industry;

AND WHEREAS LBC wishes to engage the Executive as its Chief Executive Officer, and the Executive wishes to be employed as Chief Executive Officer, or such other title mutually agreeable to the Company and the Executive, on the terms set out in this Agreement;

NOW THEREFORE, conditional upon the covenants and agreements set out in this Agreement; and other good and valuable consideration given by each party to the other, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereby agree as follows:

1. EMPLOYMENT

1.1. Position – LBC will employ the Executive in the position of Chief Executive Officer of the Company. The Executive will collaborate with the president and report to the Board of Directors of LBC (the “Board”) or to a committee designated thereby. The Executive will be responsible for and will perform the duties as set out in Schedule “A” to this Agreement, as well as any other duties as reasonably may be assigned to the Executive by LBC from time to time, which may include duties in relation to affiliates or subsidiaries of LBC. LBC may make non-material changes, with notice, to the duties and responsibilities of the Executive in accordance with the Company’s business needs and, provided the Executive’s duties and responsibilities remain commensurate to the duties and responsibilities customary to a Chief Executive Officer of a corporation engaged in a business similar to that of the Company.

____________

1 Information regarding the Executive’s residence has been redacted for privacy purposes

1.2. Location – The Executive shall perform his duties remotely. The parties acknowledge and agree, however, that the nature of the Executive’s position and services hereunder may require a significant amount of travel by the Executive to jurisdictions that are agreeable to the Executive as a representative of the Company, including for the purposes of participating in trade shows, investor meetings and conferences, medical conferences, informational panels, presentations, media events, technology outlicensing, etc., and in discussions related to investment banking, commercial opportunities, client negotiations and more, with the understanding that any such travel expected of the Executive will be compliant with visa requirements for temporary business visiting purposes in any countries or jurisdictions to which the Executive is required to visit.

1.3. Term – The Executive’s employment with LBC under this Agreement will at all times be at-will commencing on August 31, 2024 (the “Effective Date”) and will continue until the Executive’s employment is terminated by LBC or the Executive. (the “Term”). As an at-will employee, either the Executive or LBC may terminate Employee’s employment at any time for any reason not prohibited by law, subject to the terms and conditions stated herein.

1.4. Service – During the Term, the Executive will:

a)	well and faithfully serve the Company and use the Executive’s best efforts to promote the best interests of the Company;

b)	devote the whole of the Executive’s working time and attention to the business of the Company;

c)

not, without the prior written consent of the Company, which consent may be withheld at the sole discretion of the Company, engage in any other business, profession or occupation, or become involved in any capacity, directly or indirectly, with any other employer or business, where the Executive’s engagement or involvement conflicts or interferes with, or could reasonably conflict or interfere with at some future date, the Executive’s performance of the duties and obligations of the Executive to the Company; and

d)

comply and become familiar with all policies and procedures of the Company as amended or adopted from time to time. The Company reserves the right to introduce, administer, amend and/or delete policies and procedures in its sole discretion, and such actions will not constitute a breach of the terms of employment or constructive dismissal.

1.5. D & O Insurance; Indemnification Generally – During the Term, the Company will maintain in effect as appropriate, and pay for, Directors and Officers liability insurance in an amount determined by the Board acting reasonably for the benefit of the Executive in respect of his holding such position with the Company.  In addition, the Executive shall be indemnified to the maximum extent allowable under the Company’s articles of incorporation, by-laws, and applicable law.

1.6. Travel Insurance – During the Term, the Company will maintain travel insurance for the Executive which, in addition to the standard coverage provided by travel insurance, will specifically provide coverage for travel delays or medical issues associated with Covid-19 or such other pandemic or geographic specific health crisis as declared by the World Health Organization and applicable to the area the Executive is required to travel to on behalf of the Company.

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2. COMPENSATION AND BENEFITS – During the Term, LBC will pay the Executive the compensation and provide the benefits as set out in Schedule “B”, as amended from time to time, which sets out completely the compensation and benefits entitlement of the Executive for all hours worked and all services provided to the Company pursuant to this Agreement, except as otherwise required by the British Columbia Employment Standards Act, as amended or replaced from time to time, or such similar legislation as may be appropriate in the geographic location in which the Executive resides, (the “ESA”). For clarity, regardless of the number of hours worked, except to the minimum extent, if any, required by the ESA, the Executive is not entitled to any additional remuneration, overtime, or time off in lieu or in addition to the compensation and benefits set out in this Schedule “B”. LBC may, from time to time, at its sole discretion, adjust the Executive’s benefits, and such changes will not constitute a breach of the terms of employment or constructive dismissal.

3. EXPENSES AND EQUIPMENT

3.1. Expenses – LBC will reimburse the Executive for reasonable business expenses incurred by the Executive in the furtherance of or in connection with the performance of the Executive’s duties under this Agreement, as more particularly set out in Schedule "B”.

4. TERMINATION OF AGREEMENT AND EMPLOYMENT

4.1. Termination by the Executive –The Executive’s employment may be terminated by the Executive for any reason or no reason at any time. The Executive agrees that he shall provide LBC with sixty (60) days written notice of termination and acknowledges that the Executive shall only be entitled to his Accrued Wages.

4.2. Termination by LBC Without Just Cause or by Executive for Good Reason – In the event LBC terminates the employment of the Executive without Just Cause (as defined in Subsection 4.3) or the Executive terminates his employment with LBC for Good Reason (as defined below), the Executive shall be entitled to:

a)	Any Accrued Wages (which includes any Base Salary that has been accrued but is unpaid and any vested vacation pay, vested benefits, and outstanding expense reimbursements);

b)

Any (i) Annual Bonus as described in Schedule B and amended from time to time that the Compensation Committee of LBC has authorized as payable based on its determination of PCMs that have been accomplished during the applicable calendar year before termination of employment, payable at such time as provided in Exhibit B, plus (ii) Material Transaction Bonus based on an applicable transaction completed, or completed pro-rata at the determination of the Compensation Committee before the termination of employment but unpaid as of the date of termination of employment, payable at such time as provided in Exhibit B, plus (iii) any Material Transaction Bonus as described in Schedule B and amended from time to time for any applicable transaction completed during the relevant post-employment period specified in Exhibit B and payable at such time as provided in Exhibit B; and

c)

one (1) month of Base Salary for each one (1) month of employment the Executive has completed with LBC up to a maximum of twelve (12) months’ Base Salary. Such severance payment shall be paid as salary continuation payments made in accordance with LBC’s regular payroll periods. Any severance payment that is scheduled to be paid prior to receipt by LBC of the general release noted below shall be held in escrow until such time as the general release has been received. Once the general release has been received from the Executive any escrowed severance payment amounts shall be paid with the next payroll period, but in any event no later than the 15th day of the third calendar month following the Termination Date.

d)

Payment for an amount equal to Executive’s and his eligible dependents’ monthly health insurance premiums (as set forth on Schedule B, paragraph 7) for the same number of months Executive is receiving severance pay (i.e., up to a maximum of twelve (12) months following the Termination Date, or such date as the Executive finds other employment that pays the health insurance premiums, whichever is shorter.

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“Termination Date” shall mean the effective date of termination of Executive’s employment with the Company.

“Good Reason” means the occurrence of any of the following events without Executive’s consent:  (i) the material reduction of the Base Salary (i.e., ten percent (10% or more, one time or in the aggregate); (ii) a change in Executive’s position with the Company that materially reduces Executive’s level of authorities, responsibilities, or duties; (iii) a material breach by the Company of this Agreement; or (iv) a requirement that Executive relocate his living residence or commute further than thirty (30) miles from his home, other than for in person board meetings (not to exceed three per year); provided, however, that (A) the Executive provides notice of the event constituting Good Reason within sixty (60) days after the occurrence of such event, (B) the Company is given at least thirty (30) days to cure the event and fails to so cure it, and (C) the Termination Date occurs within thirty (30) days after the Company’s opportunity to cure the event has expired.

Where this Agreement and the Executive’s employment is terminated in accordance with this Subsection 4.2, the Executive agrees to execute, and not revoke, a full and final general release in favour of LBC, in a form to be provided by LBC to be completed in such period as required by applicable law and not to exceed 60 days after the last day of employment, as a condition precedent to receiving the compensation set out in this Subsection 4.2. If the Executive does not execute such a release or such release is otherwise revoked by the Executive as permitted by applicable law, the Executive will receive only his Accrued Wages.

4.3. Termination by LBC for Just Cause – In the event LBC terminates this Agreement and the Executive’s employment with LBC at any time for Just Cause, the Executive shall only be entitled to his Accrued Wages. For purposes of this Agreement, the term “Just Cause” means2:

a)	Executive’s willful misconduct or gross negligence in connection with the performance of Executive’s duties;

b)	Executive’s misappropriation or embezzlement of funds or property of the Company or one of its clients;

c)	Executive’s fraud or dishonesty with respect to the Company or its clients;

d)	Executive’s conviction of or entering of a guilty plea or plea of no contest with respect to any felony or any other crime involving moral turpitude or dishonesty;

e)	Executive’s breach of fiduciary duties owed to the Company or one of its clients;

f)

The Company’s receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Company intends to institute any form of formal or informal regulatory action against Executive or against the Company based on Executive’s acts, omissions, or conduct;

g)

Executive’s exhibition of a standard of behavior within the scope of or related to Executive’s employment that is materially disruptive to the orderly conduct of the Company’s business operations (including, without limitation, substance abuse, sexual harassment, or sexual misconduct);

h)	Executive’s failure to perform Executive’s duties and responsibilities under this Agreement to the satisfaction of the Company, including prolonged absences without the written consent of LBC; or

i)	Executive’s material breach of this Agreement.

 ____________________

2 For the avoidance of doubt, any uses or definitions of the term “Just Cause” within any Canadian Employment Standards Act or similar legislation do not apply to this Agreement or this Agreement’s use of that term.

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Prior to terminating Executive for Cause for violations pursuant to section (a), (g), (h) or (i), the Company agrees to provide Executive with written notice of the specific conduct constituting Just Cause and to provide Executive with thirty (30) days in which to cure any such Just Cause which is capable of being cured; the Company will exercise its good faith business judgment to evaluate whether or not Executive has cured the Just Cause prior to moving to terminate Executive for Just Cause. Notwithstanding the foregoing, in no event shall Executive’s ineffectiveness in the performance of his duties with the Company, or a bona fide disagreement over policy or business judgment, be deemed grounds for termination for Just Cause.

4.4. Directorship and Offices – Subject to the consent and agreement of the Executive, commencing on November 30, 2024, the Executive may be appointed by the current directors of LBC to stand on its Board. Should such appointment be made, the Executive will subsequently be nominated as a director at LBC’s next annual shareholder meeting. Upon the termination of the Executive’s employment with LBC for any reason, the Executive will immediately resign any directorship or office held in LBC and/or any of its subsidiaries as requested by the Board of Directors and, except as provided in this Agreement, the Executive will not be entitled to receive any additional payment for loss of office or otherwise.

5. CONFIDENTIALITY

5.1. Definition of Company – For the purposes of this Section 5, as well as Sections 6 and 7 below, “Company” shall include the Company as defined in the preamble and any successor to LBC or other business entity that is related to or affiliated with the Company.

5.2. Confidential Information – For the purposes of this Agreement, “Confidential Information” means all information in any form, whether written, electronic, or oral, about or owned, used or licensed by the Company, including without limitation, information about their business operations, business interests, assets, liabilities, contracts, databases, computer software, scientific interests, clients and client lists, suppliers, credit information and pricing information, sales and marketing plans and strategies, proposals, research and development, new services or products research, financial data, technical information, employees and independent contractors, intellectual property, and all other information that is not generally, lawfully available to third parties or is treated by the Company as Confidential Information as well as all materials qualifying as trade secrets under applicable law. The Executive agrees that if he is uncertain as to whether any information constitutes Confidential Information, the Executive will treat such information as Confidential Information.

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5.3. Non‑Disclosure of Information of the Company – The Executive acknowledges that by reason of his employment he will have access to Confidential Information of the Company. The Executive understands and acknowledges the importance of maintaining the security and confidentiality of Confidential Information, both during the Term and indefinitely after the Term. The Executive will, both during and indefinitely after the Term, maintain the confidentiality of the Confidential Information. The Executive will use and disclose the Confidential Information only during the Term and only as required for the performance of the Executive’s duties and obligations under this Agreement. The Executive will not use or disclose any Confidential Information for the Executive’s personal advantage or the advantage of any other person or entity. The Executive will use and take all reasonable security measures to protect the Confidential Information from loss, theft and unauthorized use, access, disclosure, duplication, modification and deletion.

Nothing in this Agreement will prevent the Executive’s use or disclosure of information to governmental agencies in accord with whistleblower protection laws, or prevent the Executive from disclosing information which is lawfully available to the public for unrestricted use other than through the wrongful act or omission by the Executive or any other person or which is required to be disclosed under applicable laws or legal process. Although the Executive does not need to seek approval from the company before reporting a whistleblower claim and does not need to notify the Company after the fact, if the Executive is otherwise required to disclose Confidential Information under applicable laws or legal process, the Executive will provide the Company with as much advance notice as possible to enable the Company to have the opportunity to contest the disclosure or to obtain a protective order, and the Executive will strictly limit such disclosure only to the Confidential Information which is legally required to be disclosed. The Executive will cooperate with the Company in any efforts to obtain a protective order or other remedy or recourse, which the Company may seek to obtain in this regard.

Notwithstanding anything herein to the contrary, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Employee files a lawsuit for retaliation for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s or his attorney and use the trade secret information in the court proceeding, as long as Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

5.4. Return of Confidential Information and Property – All Confidential Information is the exclusive property of the Company. The Executive will at any time upon request by the Company, and immediately upon the termination of the Executive’s employment, for any reason, promptly return to the Company all originals or copies of Confidential Information and any other property belonging to, or relating to the business of, the Company, whether stored or retained in any personal device or account.

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6. INTELLECTUAL PROPERTY– All innovations, inventions, discoveries, improvements, devices, designs, practices, processes, methods, products or services that the Executive makes, develops, perfects, devises or reduces to practice during the Term that relate to the Company’s business, or result from any work the Executive performs for the Company (collectively, the “Company Intellectual Property”), are the Company’s sole property and shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended). The Executive will promptly inform, and disclose to, the Company all Company Intellectual Property that the Executive creates alone or in collaboration with others whether or not the Executive conceived of such during normal business hours. The Executive hereby irrevocably and unconditionally transfers and assigns to the Company, and its successors and assigns, any and all of his rights (including moral rights), title and interest in and to any and all of the Company Intellectual Property, and any copyright, trademark, patent applications or patents thereon. The Company retains legal ownership of the product of the Executive’s work and no Company Intellectual Property created by the Executive while employed by the Company can be claimed, construed, or presented as the Executive’s property, even after termination of the Executive’s employment. The Company Intellectual Property shall be considered the Company’s Confidential Information subject to the restrictions described above. On the Company’s reasonable request, the Executive will execute any document that the Company deems necessary to evidence the Company’s ownership of any of the Company Intellectual Property to apply for and obtain intellectual property registrations in the Canadian Intellectual Property Office, or any foreign equivalents, for any of the Company Intellectual Property.

7. RESTRICTIVE COVENANTS

7.1. Definitions – For the purposes of this Section 7:

a)

“Customer” means any person or entity with whom the Executive had material contact and to whom the Executive provided products or services on behalf of the Company, or to whom the Company provided products or services and about whom the Executive received Confidential Information during the course of the Executive’s employment with the Company; provided that, after the termination of the Executive’s employment for any reason, “Customer” will only include those persons or entities who the Executive knew was a Customer at any time during the twelve (12) months preceding the termination of the Executive’s employment;

b)

“Competitive Business” means any company that earns revenues or anticipates earning revenues from sales or licensing related to products developed or created by way of combining molecules together with dehydration processing for the purposes of enhancing the pharmacokinetic performance of active pharmaceutical ingredients; and

c)

“Personnel” means any person or entity with whom the Executive had material contact and who the Executive knew was employed or engaged as a contractor by the Company during the course of the Executive’s employment with the Company.

7.2. Non-Solicitation – During the Term and for a period of six (6) months after the termination of the Executive’s employment for any reason, the Executive will not, directly or indirectly:

a)	contact or communicate with any Customer for the purpose of offering for sale any products or services relating to the Competitive Business;

b)	solicit, divert or take away from the Company the business of any Customer;

c)	solicit or encourage any Personnel to terminate their relationship with the Company; or

d)	entice or solicit away from the Company any Personnel for the purpose of competing with the Company in a Competitive Business.

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7.3. Non-Disparagement – The Executive agrees that he will refrain from making any knowingly false and derogatory, negative or inaccurate statements about the Company or the Company’s employees; provide that nothing herein shall be construed as interfering with Executive’s performance of his bona fide job duties. The Company agrees to instruct the Board and the Company’s executives (and use commercially reasonable efforts to ensure compliance with such instruction) not to make knowingly false and derogatory, or negative or inaccurate statements about Executive. Nothing set forth herein shall be interpreted to prohibit Executive and the Company’s executives or members of the Board from responding truthfully to incorrect public statements, making truthful statements when required by law, subpoena or court order and/or from responding to any inquiries from any regulatory or investigative agency or, as to the Company, the Company’s external legal counsel, underwriters, auditors, financial advisors, investors, potential investors, strategic partners, potential strategic partners, and potential management candidates (and their respective legal counsel).

7.4. No Conflicting Duties or Obligations – The Executive represents and warrants to the Company that he does not owe, and he will not during the Term undertake or agree to, any contractual or other duties or obligations to any other person or entity which may conflict or interfere with this Agreement or any of the Executive’s duties and obligations under this Agreement, or which may prevent the Executive from entering into this Agreement or performing any of the Executive’s duties and obligations under this Agreement, including any non-solicit or non-compete duties or obligations.

7.5. Other Duties – The restrictions contained in Section 5 (Confidentiality), Section 6 (Intellectual Property) and Section 7 (Restrictive Covenants) of this Agreement are in addition to, and do not derogate from, any other duties and obligations (including fiduciary obligations) the Executive may have to the Company under any applicable laws.

7.6. Reasonableness of Restrictions –

a)

The Executive acknowledges and confirms that the obligations and covenants set out in Section 5 (Confidentiality), Section 6 (Intellectual Property), and Section 7 (Restrictive Covenants) of this Agreement are reasonable and necessary to protect the legitimate interests of the Company and that he has received reasonable and sufficient consideration for same. Without limiting the generality of the foregoing, the Executive hereby acknowledges and confirms that, given, among other things, the nature of the Company’s operations and the duties to be performed by the Executive hereunder, the geographic scope, duration and nature of the restricted activities set out in the aforesaid Sections are reasonable and necessary to protect the legitimate interests of the Company; and

b)

The Executive acknowledges and agrees that the obligations and covenants set out in Section 5 (Confidentiality), Section 6 (Intellectual Property), and Section 7 (Restrictive Covenants) of this Agreement will not preclude him from earning a reasonable livelihood following the cessation of his employment with LBC.

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8. GENERAL

8.1. Enforcement – The Executive acknowledges and agrees that the covenants and obligations under Section 5 (Confidentiality), Section 6 (Intellectual Property), and Section 7 (Restrictive Covenants) of this Agreement are reasonable, necessary and fundamental to the protection of the Company’s legitimate business interests, and any breach of those covenants and obligations would result in loss and damage to the Company for which the Company could not be adequately compensated by an award of monetary damages. In the event of any actual or threatened breach of any of those covenants and obligations by the Executive, the Company will, in addition to all remedies available to the Company at law or in equity, be entitled as a matter of right to seek judicial relief by way of a restraining order and/or preliminary, interim, interlocutory or permanent injunction.

8.2. Severability – If any provision or part thereof of this Agreement is determined to be unenforceable or invalid for any reason, that unenforceable or invalid provision or part thereof will not affect the enforceability or validity of the remaining provisions of this Agreement which will remain in full force and effect, and any unenforceable or invalid provisions or parts thereof will be severable from the remainder of this Agreement.

8.3. Waiver – No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance by the other of any or all of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default of the same or any other obligation of such party. Failure on the part of any party to complain of any act or failure to act of the other of them, or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder or of the right, then or subsequently, to declare a default.

8.4. Governing Law – This Agreement and all related matters will be governed by, and construed in accordance with, the laws of Massachusetts and the US federal laws applicable therein (excluding any choice of law rules). Any dispute arising from, connected with, or relating to this Agreement or any related matters will be resolved by the courts and tribunals of Massachusetts, as applicable, and the parties hereby irrevocably submit and attorn to the original and exclusive jurisdiction of those courts and tribunals, as applicable.

8.5. Continuing Application – The terms of this Agreement will continue to apply throughout the Executive’s employment, regardless of:

a)	the Executive’s length of service; or

b)	any changes that may occur to the Executive’s position, duties and responsibilities, compensation or benefits, or other terms of employment; or

c)	any changes to the Company as a result of a reorganization, plan of arrangement, reverse take-over, merger or acquisition.

8.6. Statutory Deductions and Withholdings; Tax Reporting – All compensation, benefits and payments required to be made pursuant to this Agreement, including, but not limited to, termination payments, are subject to applicable statutory deductions and withholdings as required by applicable government statutes and regulations. LBC shall furnish to the Executive following each calendar year a United States Internal Revenue Service Form W-2 and any other tax information reporting forms as required by applicable government statutes and regulations, reporting all applicable amounts of compensation, benefits and payments required to be made pursuant to this Agreement.

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8.7. Enurement ‑ This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, personal representatives, permitted assigns, affiliates, subsidiaries, predecessors, liquidators, receivers, receiver managers, and trustees, as applicable.

8.8. Assignment of Rights - LBC may assign this Agreement to another person or entity. The Executive will not assign his rights under this Agreement, or delegate to others, any of the Executive’s functions and duties under this Agreement without the express written consent of LBC, which consent may be withheld in LBC’s sole discretion.

8.9. Legal Advice – The Executive acknowledges that it was recommended by LBC that the Executive obtain independent legal advice before executing this Agreement and represents that by executing this Agreement he has had the opportunity to do so. The Executive further acknowledges and agrees that he has read this Agreement, fully understands the terms of this Agreement, agrees that all such terms are reasonable, and agrees that the Executive is signing this Agreement freely, voluntarily and without duress.

8.10. Entire Agreement – This Agreement (including Schedules A and B, and the Lexaria Incentive Equity Plan and stock option award agreement referenced in Exhibit B) constitute the entire agreement between the Executive and LBC regarding the Executive’s employment with LBC and supersedes all prior oral or written understandings and agreements regarding the Executive’s employment. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Executive and LBC other than as expressly set forth in this Agreement. Except as otherwise provided in this Agreement, any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party.

8.11. Survival – All sections of this Agreement that, by their drafting, are intended to survive the termination of the Executive’s employment, and all other provisions of this Agreement necessary for the interpretation or enforcement of any of those sections, will survive indefinitely after the termination of the Executive’s employment for any reason.

8.12. Section 409A – To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event any payment or benefit hereunder is determined to constitute nonqualified deferred compensation subject to Section 409A that is payable upon separation from service, then to the extent necessary to comply with Section 409A, (i) termination of employment shall mean “separation from service” as defined under Section 409A, and (ii) such payment or benefit shall not be made, provided or commenced until six months after the date of the Executive’s separation from service. Lump sum payments will be made, without interest, as soon as administratively practicable following the six-month delay (or if earlier, the date of the Executive’s death). Any instalments otherwise due during the six-month delay will be paid in a lump sum, without interest, as soon as administratively practicable following the six-month delay, and the remaining instalments will be paid in accordance with the original schedule. For purposes of Section 409A, the right to a series of instalment payments shall be treated as a right to a series of separate payments. Each separate payment in the series of separate payments shall be analyzed separately for purposes of determining whether such payment is subject to, or exempt from compliance with, the requirements of Section 409A. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or additional taxes under Section 409A, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representations or warranties that the payments provided under the Agreement comply with, or are exempt from, Section 409A, and in no event shall the Company be liable for any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

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8.13. Section 280G  –

a)

Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to the Executive or for the Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Code, or any interest or penalty is incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if the Executive received all of the Payments. The Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination.

b)

All determinations required to be made under this Section, including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by an independent accounting firm selected by the Company from among the four (4) largest accounting firms in the United States or any nationally recognized financial planning and benefits consulting company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and to the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the “change in control of the Company” (within the meaning of Sections 280G and 4999 of the Code) to which the Payments relate, Employer shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

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IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the day and year first above written.

LEXARIA BIOSCIENCE CORP.

Per:

/signed/

Authorized Signatory

/signed/

Richard Christopher

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SCHEDULE “A”

Description of Duties

The Executive shall provide the following services to the Company, as determined by LBC:

All duties of a chief executive officer, including but not limited to:

(a)

Developing and expanding the Company’s new and existing product pipeline based on its current proprietary technologies, and implementing new technologies as they become available with a continued focus on improving and optimizing speed and extent of drug delivery and flavour profile;

(b)	Assisting the Company and its licensees on achieving successful commercial production with definitive deadlines for commencement and anticipated royalty payments;

(c)

Maintaining and developing the Company’s communications and marketing materials focused on shareholders, stakeholders, KOL’s, and prospective clients with a goal of establishing a consistent message that is associated with the Company’s values and goals;

(d)

Identifying and evaluating opportunities for capital raising and/or strategic collaboration with suitable third-parties at appropriate points in time for the Company, including research, plan, propose, execute and close approved projects, acquisitions, mergers and partnerships, as well as locate and cultivate finance sources, all of which create value for the Company;

(e)	Accepting the title of Chief Executive Officer (the “CEO”);

(f)

Collaborating with LBC executives to maintain and develop LBC’s corporate/investor outreach materials as needed including overall corporate messaging through direct creation and development of corporate presentations, power points, websites, shareholder and community communications, business plans, fact sheets, etc.;

(g)	Collaborating primarily with the LBC President and/or senior scientific staff to develop, implement, and oversee research and development (“R&D”) strategies, programs, studies and investigations;

(h)

Serving LBC (and/or such subsidiary or subsidiaries of LBC as LBC may from time to time require) in such capacity or capacities as may from time to time be determined by resolution of the Board of Directors or senior management of LBC and shall perform such duties and exercise such powers as may from time be determined by resolution of the Board of Directors, provided that such capacities, duties and exercise of power remain commensurate to the capacities, duties and exercise of power customary to a Chief Executive Officer of a corporation engaged in a business similar to that of LBC;

(i)

Work as needed with third-party lawyers, partners, shareholders and other stakeholders as required by the Company and assist with the strategic corporate and financial planning; management of all the overall business operations, negotiation and management of agreements and employees; and

(j)

Fulfill all duties expected of the Executive as the CEO of a publicly listed biotechnology/bioscience company and any other duties that should be reasonably expected by and at the pleasure of the Board of Directors.

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SCHEDULE “B”

Compensation and Benefits

1. Compensation

A. Base Salary

Starting on the Effective Date, LBC will pay to the Executive an annual salary of US$420,000 (the “Base Salary”), less the applicable statutory deductions and withholdings required by law. The Base Salary will be increased by 5% on January 1, 2025 with such increased Base Salary being further increased by 5% again on January 1, 2026 and thereafter may be increased from time to time in accordance with normal business practice and in the sole discretion of LBC and shall be paid in accordance with LBC’s standard payroll practices.

LBC and the Executive agree that for internal accounting purposes, the Base Salary may be allocated from an account or accounts of the Company other than LBC, in amounts determined by the management of LBC, but that at no such time shall such allocations result in less than the aggregate Base Salary payable to the Executive. The Base Salary will be paid in accordance with LBC’s payroll practices, which may be amended from time to time.

B. Option Issuance

Starting on the Effective Date, LBC shall issue the Executive stock options entitling the Executive to purchase up to 200,000 shares at an exercise price equal to $0.01 greater than the closing price of LBC’s shares on the Nasdaq Capital Market on the day of grant. The Options shall be exercisable for five years and shall be subject to a vesting schedule ending on December 31, 2026, pursuant to the terms and conditions of the stock award agreement to be entered into between LBC and the Executive.

C. Out of Pocket Expenses

The Executive’s out of pocket expenses incurred on behalf of the Company shall be paid by LBC (the “Disbursements”). The Disbursements must be pre-approved by either the CFO or the President and will be limited to the foregoing:

i.

travelling and other costs actually and properly incurred by the Executive in connection with the Executive’s duties hereunder, up to a maximum of US$30,000.00 per month, with such additional costs being subject to pre-approval by either the President or the CFO of the Company prior to any reimbursement. Both parties recognize that, as the financial condition of the Company improves or deteriorates, this amount may be increased or decreased without making changes to this document and without such changes constituting a termination of this Agreement, provided the Company makes the Executive aware of the changed amount;

ii.	specialized training and/or educational costs as authorized by the Company for the enhancement of any Services, up to a maximum of US$40,000.00 per year;

iii.	customary home office costs, as well as stationery and printing costs;

iv.	mileage allowance for personal vehicle use the current IRS reimbursement rate when the Executive is required to use own vehicle for business purposes.

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D. Bonus

1. Milestone Bonus

The Executive shall be eligible to receive an annual bonus equal in value to up to 50% of the Base Salary, with any such bonus to be pro-rated for the 2024 calendar year (in each case the “Annual Bonus”) based upon completion of performance criteria milestones (“PCM”s) to be approved by the Compensation Committee of the Board of LBC (after consultation with Executive) and disclosed to the Executive on an annual basis in January. The Annual Bonus is not earned until the appropriate PCM is achieved, and then awarded and paid by LBC (or such other Company account as designated for internal accounting purposes) after completion of the applicable calendar year and assessment of performance, which will conclude within sixty (60) business days following the calendar year end, with the earned Annual Bonus paid within the two following pay cycles (and in no event later than March 15 immediately following the end of the applicable calendar year).

In order to be eligible to receive an Annual Bonus, the Executive must be Actively Employed on the date or dates that the PCM was accomplished pursuant to which the Annual Bonus becomes payable. “Actively Employed”, in reference to a certain date, means that the Executive is employed by LBC (including being on vacation or being on a statutory or other leave authorized by LBC) on the applicable date. Except to the minimum extent, if any, required by the ESA, “Actively Employed” does not include:

(a)

Any period following the date the Executive ceases to be employed by LBC upon termination of employment for any reason (whether voluntary or involuntary, and whether with or without just cause, and regardless of whether the termination is lawful or unlawful);

(b)

Any period in relation to which LBC provides written notice or payment in lieu of notice in respect of such termination of employment, in accordance with section 4.2 of this Agreement, or the common law, if applicable; or

(c)

Any period in relation to which LBC fails to give notice that ought to have been given pursuant to this Agreement or pursuant to any applicable law, including the common law, in respect of such termination of employment, and in relation to which damages may be awarded, including for the failure to provide such notice.

For further clarity,

if the Executive is not Actively Employed on the established payment date for an Annual Bonus but was Actively Employed when the PCM was accomplished, the Executive will be deemed to have earned the Annual Bonus, and he will be eligible to receive the portion of the Annual Bonus attributable to that PCM.

2. Material Transaction Bonuses

Change of Control

Subject to the exemption noted below, should a change of control (“Change of Control”) occur in LBC during the Term of this Agreement or within six (6) months after the termination of the Executive pursuant to sections 4.1 or 4.2, then the Executive shall be entitled to a lump sum bonus payment. Such lump sum bonus payment resulting from a Change of Control shall be equal to twelve (12) months of Base Salary if a Change of Control occurs during the first year of the Term, thirteen (13) months of Base Salary if a Change of Control occurs in the second year of the Term and fourteen (14) months of Base Salary if a Change of Control occurs in the third year of the Term or any subsequent year of the Term and shall be payable within ninety (90) days of such Change of Control (but in no event later than March 15 of the calendar year following the calendar year in which the Change of Control occurs).

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In addition, should a Change of Control occur while the Executive is actively employed, any stock options or warrants to purchase common stock, as referred to in all existing and future agreements between LBC and the Executive, granted to the Executive (including any award that resulted from a substitution or replacement of equity awards upon Change of Control) shall become immediately vested and exercisable.

A Change of Control includes any of the following events:

(a)

Change in Ownership of LBC. A change in the ownership of LBC which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of LBC that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of LBC, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change in Control; or

(b)

Change in Effective Control of LBC. If LBC has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, a change in the effective control of LBC which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of LBC, the acquisition of additional control of LBC by the same Person will not be considered a Change in Control; or

(c)

Change in Ownership of a Substantial Portion of LBC’s Assets. A change in the ownership of a substantial portion of LBC’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from LBC that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of LBC immediately prior to such acquisition or acquisitions. For purposes of this subsection (b), gross fair market value means the value of the assets of LBC, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets;

(d)

For purposes of this section, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with LBC.

(e)

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of the Internal Revenue Code of 1986, as amended, Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

(f)

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (A) its sole purpose is to change the jurisdiction of LBC’s incorporation, or (B) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held LBC’s securities immediately before such transaction.

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3. Incentive Equity Plan

The Executive will be entitled to participate in the Lexaria Incentive Equity Plan or any successor thereto, with such stock award amounts and exercise price, as applicable, to be determined by the Compensation Committee or the Board of Directors of LBC.

4. Vacation

The Executive will receive vacation time and pay in accordance with the Company’s policies and procedures as amended from time to time by the Company in its discretion. Currently, the Executive is entitled to four (4) weeks’ (i.e. 20 business days) of paid vacation, with an annual increase to such vacation entitlement of one (1) week up to a maximum of five (5) weeks’ of vacation annually.

Vacation must be taken in accordance with procedures of the Lexaria Employee Handbook. Carryover of unused vacation into the following calendar year is permitted, however thereafter any unused vacation days will expire and LBC is not obligated to compensate the Executive for any such expired vacation days.

Upon termination of employment for any reason, the Executive will receive only the minimum vacation pay required to be provided pursuant to the ESA. Vacation pay will not be provided in relation to any common law period of notice for which payment in lieu of notice is provided, if any, and will not form part of any damages for wrongful dismissal or otherwise, except to the minimum extent (if any) required by the ESA.

5. Sick Leave

The Executive shall be entitled to paid sick leave in the amount provided in LBC’s Employee Handbook which the Executive shall be required to review and sign as a part of his employment. Currently the Executive Handbook provides for 10 paid sick days and it is agreed by LBC and the Executive that at no time shall such paid sick days be reduced during the term of the employment.

6. Paid Holidays

The Executive shall be entitled to paid holidays for those days which the United States of America has designated as statutory holidays.

7. Medical and Dental Benefits

The Executive shall be entitled to reimbursement of his medical and dental benefits and insurance up to a maximum of US$2,400 per month.

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